Exhibit 99.1

Massimo Motor CEO Reflects on Industry Challenges, Shares Exciting Opportunities Ahead in Letter to Shareholders

GARLAND, Texas, Jan. 16, 2025 – via IBN – Massimo Group (NASDAQ: MAMO) (“Massimo”), a manufacturer and distributor of powersports vehicles and pontoon boats, reviews highlights of the past year and shares upcoming priorities in a shareholder letter from CEO David Shan.

Dear Shareholders,

After the close of another remarkable year, I want to take this opportunity to reflect on our performance, the challenges we have faced, and the exciting opportunities that lie ahead.

Industry Landscape and Challenges

Massimo Group consists of two wholly-owned subsidiaries: Massimo Motor Sports and Massimo Marine. In recent years, both the powersports vehicle industry and the marine industry have faced significant headwinds. A combination of market downturns and the ongoing push toward electrification has created immense pressure for many companies in our sector. From 2023 to 2024, some peers reported profit margins as low as 2%-3%, with some even experiencing losses or scaling back production.

Despite these challenges, Massimo Group has shown resilience, innovation, and an unwavering commitment to excellence, standing out as an industry frontrunner.

Strong Performance Amidst Industry Challenges

I am proud to report that in 2023-2024, Massimo Motor Sports believe we have achieved strong year-over-year sales growth that will outpace the industry average. While many competitors struggled to maintain profitability, we expect that our focus on high-quality products, operational efficiency, and customer satisfaction has positioned us among the top-performing companies in the sector.

Highlights of our performance include:

●	Strong sales compared to the previous year for Massimo Motor Sports.
●	Industry competitive profitability for 2024, with margins expected to exceed industry average.
●	Strategic initiatives that enhanced our market share and strengthened our brand reputation.

While others faced setbacks, we believe that our ability to adapt and innovate has solidified Massimo’s position as a trusted name in the powersports vehicle industry.

Building for the Future

Looking ahead, we believe that Massimo Group’s future is brighter than ever. Our commitment to innovation, customer-centric strategies, and sustainable growth will position us to navigate the evolving market landscape with confidence.

Our plans for the future include:

●	Launching new market-driven products, including all-weather vehicles in 2025 that deliver both comfort and performance, while addressing the increasing demand for electrification and sustainability.
●	Enhancing operational efficiency to maintain our competitive edge and ensure long-term profitability, particularly by expanding distribution centers to enable faster shipping and reduce transportation costs for our customers.
●	Expanding into new markets by building on our strong foundation to reach a broader customer base, exploring innovative opportunities such as low-altitude flying vehicles and advanced smart mobility solutions.
●	Actively pursuing industry consolidation and acquisition opportunities to expand our scale.
●	Additionally, we plan to establish a dedicated R&D department to drive product innovation and promote technology-driven industrial development. We will focus on developing unmanned aerial vehicles and launching new product lines to diversify revenue streams. At the same time, we will optimize our organizational structure, attract top-tier technology talent, and explore growth opportunities in the North American, European, and Asian markets, including the establishment of new distribution networks.

We firmly believe these strategies will not only sustain our growth but also strengthen our position at the forefront of the industry.

Commitment to Shareholder Value

Delivering value to our shareholders remains the cornerstone of everything we do. Massimo Group has consistently demonstrated its ability to thrive in challenging conditions, and we are dedicated to creating sustainable, long-term value through transparency, innovation, and strategic growth.

As we embark on the next phase of our journey, I want to thank you for your continued trust, support, and belief in Massimo Group. Together, we will continue to break new ground and reach greater heights.

Sincerely,

David Shan

CEO

Massimo Group

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a manufacturer and distributor of powersports vehicles and pontoon boats. Founded in 2009, Massimo Motor believes it offers some of the most value packed UTV’s, off-road, and on-road vehicles in the industry. The company’s product lines include a wide selection of farm and ranch tested utility UTVs, recreational ATVs, and Americana style minibikes. Founded in 2020, Massimo Marine manufactures and sells Pontoon and Tritoon boats with a dedication to innovative design, quality craftsmanship, and great customer service. Massimo Group is also developing electric versions of UTVs, golf carts and pontoon boats. The company’s 376,000-square-foot factory is in the heart of the Dallas / Fort Worth area of Texas in the city of Garland. For more information, visit massimomotor.com and massimomarine.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the use of proceeds thereof. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These forward-looking statements include information concerning statements regarding future cash needs, future operations, market positions, business plans and future financial results; and any other statements that are not historical facts. Forward-looking statements may include, for example, statements about the Company’s ability to enhance its distribution network; reductions to fulfilment times; the future financial and operational performance of Massimo; competitive position; Massimo’s financial position, including estimated revenues, profitability, margins, losses and expenses; new products; operational efficiency; expansion into new markets; acquisitions; the establishment of an R&D department; and other plans and objectives of management. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Massimo, including those set forth in the “Risk Factors” section of Massimo’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by Massimo’s subsequent filings, with the SEC. Copies are available on the SEC’s website, www.sec.gov. Massimo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company

Dr. Yunhao Chen
Chief Financial Officer
Massimo Group
ir@massimomotor.com

Investor Relations

Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
MAMO@mzgroup.us

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